Exhibit 3.1

CONFORMED COPY OF RESTATED CERTIFICATE OF INCORPORATION

OF

KEWAUNEE SCIENTIFIC CORPORATION, AS AMENDED TO DATE

[Conformed copy giving effect to all amendments since the date of filing of the original Restated Certificate of Incorporation on August 25, 1983.]

FIRST: The name of the corporation is Kewaunee Scientific Corporation.

SECOND: The registered office of the corporation in the State of Delaware is located at 160 Greentree Drive, Suite101 in the City of Dover, 19904, County of Kent. The name of the registered agent of the corporation is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue Five Million (5,000,000) shares of stock all of which shall be Common Stock having a par value of $2.50 per share, each share having equal rights.

FIFTH: Election of directors need not be by written ballot unless otherwise provided in the by-laws of the corporation.

The Board of Directors shall have authority to adopt, make, alter or repeal the by-laws of the corporation.

SIXTH: Each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the corporation to the fullest extent to which the corporation has the power to so indemnify pursuant to the General Corporation Law of Delaware as it may be in effect from time to time.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

Neither the amendment nor repeal of this Article Sixth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article in respect to any matter occurring or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The number of directors which shall constitute the whole Board of Directors of the corporation shall be the number from time to time fixed by the by-laws of the corporation, and such number may be changed only by receiving the affirmative vote of not less than 75% of (a) the holders of all the securities of the corporation then entitled to vote on such change, or (b) the directors in office at the time of vote. The Board of Directors shall be divided into three classes: class I, class II, and class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial class I directors shall expire at the annual meeting of the stockholders in 1984; the term of office of the initial class II directors shall expire at the annual meeting of stockholders in 1985; and the term of office of the initial class III directors shall expire at the annual meeting of the stockholders in 1988, or thereafter in each case when their respective successors are elected and qualified. At each annual election held after 1983, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case when their respective successors are elected and qualified. When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

A director may be removed only by the holders of at least 75% of the shares then entitled to vote at an election of directors, with or without cause.

EIGHTH: In the event that any vote of the stockholders of the corporation is sought to approve a Business Combination with any Related Person and such Business Combination has not been approved prior to such vote by the affirmative vote of two-thirds of the Continuing Directors, the terms of such Business Combination must be approved by the holders of at least 75% of the outstanding Common Stock of the corporation and shall provide that such Related Person shall offer to pay to the holders of all shares of outstanding Common Stock no less than the higher of (1) the highest price per share which such Related Person paid to acquire any shares of Common Stock pursuant to a tender offer, cash purchase, open market transaction or privately negotiated sale not effected on the open market within three years prior to the record date set to determine the stockholders entitled to vote on the proposed Business Combination, and (2) the Fair Market Price. The consideration to be paid to the holders of shares of Common Stock shall be in cash or in such other form as that in which the price determined pursuant to the foregoing clause (1) shall have been paid.

For purposes of this Article Eighth:

(i)    The term “Business Combination” shall mean (a) any merger or consolidation of the corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the corporation (including voting securities of a subsidiary of the corporation), to a Related Person or of a Related Person to the corporation, (c) the issuance of any securities of a Related Person in a share exchange for stock of the corporation, (d) any recapitalization of the corporation that would have the effective of increasing the voting power of a Related Person, and (e) any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of a Related Person.

(ii)    The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined pursuant to Rule 12b-2 under the Securities Exchange Act of 1934, as such Rule was in effect on June 1, 1983), “Beneficially Owns” (as defined pursuant to Rule 13d-3 under such Act, as such Rule was in effect on such date) more than ten percent of the outstanding Common Stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

(iii)    The term “Continuing Director” shall mean a Director who is not “Affiliated” with a Related Person and who was not proposed for election as a Director by or on behalf of a Related Person.

(iv)    The term “Fair Market Price” shall mean, with respect to the Common Stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or, if such stock is so quoted, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on such Composite Tape but is so listed, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by the Board of Directors of the corporation.

NINTH: No action which requires the vote or consent of stockholders of the corporation may be taken without a meeting and vote of stockholders.

TENTH: Notwithstanding any of the provisions of this Restated Certificate of Incorporation or the by-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the by-laws of the corporation), the amendment or repeal of Article Seventh, Eighth, Ninth or Tenth of this Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least 75% of the outstanding shares of Common Stock of the corporation.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Conformed Copy of this Restated Certificate of Incorporation of Kewaunee Scientific Corporation this              day of                         , 2018.

Kewaunee Scientific Corporation

By:

Name:

Title: